Exhibit 12.1


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                  Three Months
                                      Ended                                 Years Ended December 31,
                                      -----                                 ------------------------

                                  March 31, 2000        1999        1998        1997        1996        1995        1994
                                  --------------        ----        ----        ----        ----        ----        ----
Earnings
--------

Income from Continuing Operations
 before Income Taxes                    $ 70,899    $324,655    $242,915    $115,150    $118,765    $169,319    $246,706

Interest expense
(excluding capitalized interest)           3,681       8,506       8,273       8,822      10,649      13,099       9,733

Portion of rent expense under
long-term operating leases
representative of an interest factor       2,852      14,640      15,126      13,621      13,467      14,761      13,554

Amortization of debt expense                 137         263         122         122         121          84          84
                                        --------    --------    --------    --------    --------    --------    --------

TOTAL EARNINGS                          $ 77,569    $348,064    $266,436    $137,716    $143,002    $197,262    $270,077

Fixed charges
-------------

Interest Expense
(includinq capitalized interest)           3,681       9,479       9,664    $  9,742    $ 11,978    $ 14,714    $ 10,492

Portion of rent expense under
long-term operating leases
representative of an interest factor       2,852      14,640      15,126      13,621      13,467      14,761      13,554

Amortization of debt expense                 137         263         122         122         121          84          84
                                        --------    --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                     $  6,670    $ 24,382    $ 24,912    $ 23,485    $ 25,566    $ 29,559    $ 24,130

RATIO OF EARNINGS
TO FIXED CHARGES:                           11.6        14.3        10.7         5.9         5.6         6.7        11.2
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